UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

January 26, 2001

Date of Report (Date of earliest event reported)

PEOPLES ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Illinois	1-5540	36-2642766
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

24th Floor, 130 East Randolph Drive, Chicago, Illinois	60601-6207
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(312) 240-4000

None

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

On January 26, 2001, Peoples Energy Corporation will hold a conference call to discuss first quarter 2001 results and its growth targets. The conference call will be held after the release of the company's first quarter results on January 26, before the market opens and can be accessed by the public via telephone or via internet through the company's website at www.peoplesenergy.com.

Conference Call Script for First

Quarter Fiscal 2001 Earnings

Mr. Terry: Good morning, I'm Richard Terry, chairman and CEO of Peoples Energy. I'm here with Jim Luebbers - chief financial officer, to talk about our recently released first quarter earnings for fiscal 2001. Also, here with us is Tom Patrick, our president and chief operating officer, and our manager of investor relations, Mary Ann Wall.

In our conference call today, we will be making some forward-looking statements such as business plans and expectations for future development and earnings growth. Actual results could differ materially from such expectations because of many uncertainties, some of which are listed in the written materials provided to you or in the company's Annual Report on Form 10-K on file with the SEC.

In the first quarter of fiscal 2001, we continued to make major progress in each part of our corporate strategy and the outlook for the rest of 2001 looks very good.

Weather in the first quarter of fiscal 2001 was 29% colder than the year ago quarter and 15% colder than normal. The colder-than-normal weather in November and December and higher gas prices both impacted our first quarter earnings, which Jim will now discuss.

Mr. Luebbers: Thank you Dick. This morning we reported earnings for the first quarter of fiscal 2001 of $36.4 million, or $1.03 a share. These results compared with $29.6 million, or $.83 a share, for the first quarter of fiscal 2000.

As Dick mentioned, the primary contributor to the increase in earnings was higher volume deliveries due to record-cold weather in November and December. Operating income from our Gas Distribution segment increased $.36 per share and operating and equity investment income from our Diversified Segments increased $.05 per share. Offsetting these gains were increases in corporate and interest expenses that reduced earnings by $.21 per share.

Weather for the first quarter that was 29 % colder than last year boosted our Gas Distribution segment earnings, contributing 27 cents per share to net income. Segment results also benefited from lower depreciation expense and the positive effects of pension benefit accounting.

Earnings from the colder weather were tempered by the adverse impacts of gas prices that were at record levels. In addition to increases in the provision for bad debt, our utilities incurred higher interest expense on short-term debt due to additional working capital required to pay for gas supply in advance of collections from customers.

Our earnings continue to be bolstered by contributions from our diversified businesses. In total the Diversified Segments contributed almost $8 million dollars in operating and equity investment income for the quarter, a 58% increase over the same period last year.

Quarterly earnings from the Power Generation segment were down $2.9 million from the year-ago period, primarily due to timing issues associated with contractual capacity revenues associated with our Elwood facility. Higher gas prices also had a negative impact on the quarterly results.

The expansion of the Elwood facility from 600 MW to 1350 MW is scheduled for completion this summer. We are pursuing non-recourse project financing which will provide the majority of our capital needs associated with the expansion.

Our Midstream Services segment continues to produce significant growth. Quarter results were up $3.3 million reflecting increased revenues from wholesale activities, including gains from our partnership in enovate.

Our Retail Services segment posted a slight decline in performance from the year-ago period, but both gas and electric customer counts and volumes are up. We are confident that our new management team is making progress and expect fiscal year results to be better than last year.

Our Oil & Gas segment results increased $2.8 million, reflecting the full impact of reserve acquisitions made in December of 1999 and May of 2000, as well as positive results from our EnerVest partnership. Average daily production grew to 37 mmcfe per day for the first quarter of fiscal 2001, a 10% increase over the fourth quarter of fiscal 2000. Tax credits associated with our San Juan basin production added an additional $1 million to corporate net income. We will continue to pursue strategic reserve acquisitions while enhancing production from our current properties through development drilling.

Non-operating results for the quarter decreased from the prior year period due to increased interest expense on corporate borrowings associated with the development of diversified businesses. As I mentioned earlier, our utilities incurred increased interest expense due to higher gas prices. However, this was partially offset by interest savings due to refinancing of long term obligations.

Earnings were also negatively impacted by a loss on the disposition of equipment associated with development of our Calumet site and the mark-to-market pricing of unrealized liabilities for stock appreciation rights.

We are maintaining our earnings estimate range for fiscal 2001 of $3.05-$3.15, assuming normal weather for the remaining nine months of the fiscal year. Key components of our fiscal year earnings will be second quarter weather, interest expense, uncollectible expense and the completion of our mercury investigation program.

That concludes my remarks. Operator, we are now ready for questions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PEOPLES ENERGY CORPORATION
(Registrant)

January 26, 2001	By: /s/ J. M. LUEBBERS
(Date)	J. M. Luebbers
Chief Financial Officer and Controller